Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-212671) pertaining to the Patheon N.V. 2016 Omnibus Incentive Plan of Patheon N.V of our report dated December 23, 2016, with respect to the consolidated financial statements of Patheon N.V., included in this Annual Report (Form 10-K) for the year ended October 31, 2016.

/s/ Ernst & Young LLP
Raleigh, North Carolina
December 23, 2016